Exhibit 23.1

Exhibit 23.1 Consent of Independent Auditor.

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Diodes Incorporated dated May 16, 2013 of our report dated March 25, 2013 related to the consolidated financial statements of BCD Semiconductor Manufacturing Limited and subsidiaries as of December 31, 2011 and 2012 and for the three years in the period ended December 31, 2012 and contained in Registration Statements No. 333-78716, 333-106775 and 333-124809 on Form S-8 of Diodes Incorporated.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

May 16, 2013